Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GTx, Inc. 2013 Equity Incentive Plan, the GTx, Inc. 2013 Non-Employee Director Equity Incentive Plan and the GTx, Inc. Directors’ Deferred Compensation Plan of our reports dated March 15, 2016, with respect to the financial statements of GTx, Inc. and the effectiveness of internal control over financial reporting of GTx, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
March 15, 2016